EXHIBIT 2

                              WEALTH MINERALS LTD.
                        FORMERLY TRIBAND ENTERPRISE CORP.
                                    Suite 903
                              1485 West 6th Avenue
                                 Vancouver, B.C.
                                     V6G 4H1
                            Telephone: (604)331-0096
                            Facsimile: (604)714-0879


                               TRADING SYMBOL: WML

                               February 26th, 2004

                              N E W S R E L E A S E

                           PRIVATE PLACEMENT APPROVED


Wealth Minerals Ltd. (the "Company") announces that the TSX Venture Exchange has approved the issuance of 850,000 Common Shares at $0.24 per share and 850,000 Half Common Share Purchase Warrants by way of non brokered private placement. A whole warrant will be required to purchase one common share at a price of $0.35 per share. These Warrants expire on August 26th, 2005.

A director, Jerry Pogue subscribed for 300,000 Common Shares and 300,000 half warrants. A company owned by Gary Freeman, a director, will receive 300,000 Common Shares and 300,000 half warrants. A licensed investment advisor, Michael Bruin subscribed for 40,000 Common Shares and 40,000 half warrants. A licensed investment advisor, Donald Goss subscribed for 40,000 Common Shares and 40,000 half warrants.

All shares issued will be subject to a four month hold period ending June 26th, 2004.

For further information concerning the Company, please contact Mr. Gary Freeman, President and Director at (604)331-0096.


                                               TRIBAND ENTERPRISE CORP.


                                               Per: /s/ Gary R. Freeman
                                                  ------------------------------
                                                  Gary R. Freeman
                                                  President and Director